Exhibit 10.1

Robert Latta
Compensation Committee Chairman
rlatta@wsgr.com

April 6, 2022

Kenneth A. Vecchione

Subject: Terms of Employment

Dear Ken:

This letter amends and restates your May 1, 2017 offer letter with Western Alliance Bank (“WAB”) and Western Alliance Bancorporation (“WAL”) (collectively WAB and WAL are the “Company”) and provides the terms of your continued employment in the position of CEO of the Company (the “Letter Agreement”).

Effective Date:	The terms of this Letter Agreement will be deemed effective as of January 1, 2022 (“Effective Date”), with any make-whole compensation or benefit adjustments occurring in the next regularly scheduled payroll or as soon as reasonably practical thereafter.

Position/Duties:	You will continue to serve as Chief Executive Officer (“CEO”) of the Company, reporting to WAL’s Board of Directors (the “Board”), until you or the Company terminate your employment. You will continue to serve as a member of the Board of both WAL and WAB. As CEO of the Company, you will have such duties and responsibilities as are commensurate with such position at similarly-situated companies and such additional duties as may be assigned by the Board of both WAL and WAB.

Principal Place of Employment:	Subject to reasonable travel, you will perform your duties on behalf of the Company at its offices in Phoenix, Arizona.

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1 The Company does not pay directors who are also employees of the Company additional compensation for their service as directors.
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One East Washington Street, Suite 1400 Phoenix, AZ 85004

Kenneth A. Vecchione
April 6, 2022

Base Salary:
Beginning as of the Effective Date and subject to your continued employment, you will receive an annual base salary of $1,300,000, paid on the Company’s regular payroll schedule and subject to all applicable withholding. Subject to your continued employment, your annual base salary will increase to the below amounts as follows:

January 1, 2023: $1,400,000
January 1, 2024: $1,500,000

Annual Bonus:	For each of the fiscal years 2022 through 2024 and subject to your continued employment, you will be eligible to participate in the WAL Annual Bonus Plan and eligible to receive an annual cash award (“Annual Bonus”) based on the Company’s actual performance relative to pre-established targets. Your target Annual Bonus opportunity will be 150% of your then-current annual base salary. The performance criteria required to be satisfied to earn such Annual Bonus, and the actual amount earned (if any) with respect to each such fiscal year, will be as determined in the sole discretion of the Compensation Committee of the WAL Board (the “WAL Compensation Committee”).

Long Term Incentive:
For each of the fiscal years 2022 through 2024 and subject to your continued employment through the applicable grant date, you will receive annual grants of incentive equity equal to the following total fair value on the date of grant:

2022: $3,250,000
2023: $3,500,000
2024: $3,750,000

The Company expects the form of such incentive equity to be performance-based stock units and restricted stock, with the allocation between stock units and restricted stock, the legal terms of the award agreement, the performance criteria required to be satisfied to earn such award, and the actual amount earned (if applicable) with respect to the performance year(s) being determined by the WAL Compensation Committee in its sole discretion. The legal terms of your award agreements will be at least as favorable as similarly situated executives at WAL.

Kenneth A. Vecchione
April 6, 2022

Special One-Time Long Term Incentive:	In 2022 only and subject to your continued employment through the applicable grant date, you will receive a special one-time grant of performance-based stock units as part of a special retention grant designed by the WAL Compensation Committee for certain executive officers of WAL. The grant date fair value of your special grant will be $3,250,000. The legal terms of the award agreement, the performance criteria required to be satisfied to earn such award, and the actual amount earned (if applicable) with respect to the performance year(s) will be determined by the WAL Compensation Committee it its sole discretion, with the performance criteria and legal terms of the grant being at least as favorable as similarly situated executives at WAL who are included in this retention program.

Auto Allowance:	Subject to your continued employment, you will continue to be eligible for a monthly auto allowance equal to $1,000/month.

Agreement to Revisit Terms of Employment:	This Letter Agreement is predicated on the assumption that your role as CEO will be managing the Company’s operations in accordance with its current business plans, as expanded over that period by anticipated organic growth. However, if the Company’s operations are materially expanded during the years 2022 through 2024 as the result of one or more acquisitions of, or mergers with, other businesses, resulting in a substantially greater role for you as CEO, then the WAL Compensation Committee will negotiate with you in good faith to increase your compensation package commensurate with your increased responsibilities (informed by market data for the compensation of public company CEOs with similar levels of responsibilities).

At Will Employment:	You are an at-will employee. Nothing in this Letter Agreement confers any right to continue employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or you to terminate your employment at any time for any reason.

Severance and Change in Control:	Any severance payments and benefits owed to you will be determined pursuant to the terms and conditions of the WAL Severance and Change in Control Plan, as amended and restated on July 28, 2021, and your Executive Participation Agreement (the “WAL Severance Plan”).

Kenneth A. Vecchione
April 6, 2022

Benefits:	Subject to proper documentation and applicable Company policies, you will be reimbursed for ordinary and necessary business expenses. You will be eligible for the same benefits as similarly situated executives (including with respect to vacation and paid time-off policies), and you will be able to participate in any group benefits plan established by the Company for which you are or may be eligible, including medical plans, disability insurance plans, life insurance plans, 401(k), restoration plans, profit sharing or other similar plans. These benefits are governed by the terms and conditions contained in the applicable plans or policies, and they are subject to change or discontinuation at any time in the sole discretion of the Company. You will be covered as an executive officer under the Company’s D&O insurance policy during the course of your employment, and for no less than 5 years following your last day of employment.

Withholding:	Any amount or benefit payable under this Letter Agreement will be subject to all applicable taxes and withholding and will be paid in accordance with the payment practices of the Company then in effect.

Governing Law and Venue:	The terms of your employment shall be governed by the laws of the State of Arizona for so long as you are an employee of the Company, and thereafter, by the laws of the State in which WAL’s successor in interest has its main office. The jurisdiction and venue for any disputes arising under, or any action brought to enforce, or otherwise relating to, this Letter Agreement will be exclusively in the courts in the State of Arizona, Maricopa County, including the federal courts located therein (should federal jurisdiction exist).

Attorneys’ Fees:	In any contested action or proceeding arising out of the terms of this Letter Agreement, the successful party shall be entitled to receive reasonable attorneys’ fees from the other party.

Employment Policies:	You agree to observe and comply with all applicable Company policies and guidelines, including, without limitation, WAL’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, the restrictive covenants under the WAL Severance Plan and Related Party Transactions Policy.

Kenneth A. Vecchione
April 6, 2022

Code Section 409A:	Notwithstanding anything herein to the contrary, any payment(s) or benefit(s) payable under this Letter Agreement are intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code of 1986 and the regulations thereunder (the “Code Section 409A”), including the exceptions for short term deferrals, separation pay arrangements, reimbursements, payments upon a change in control event, and in-kind distributions, and shall be administered, construed and interpreted in accordance with such intent. If any payment(s) or benefit(s) under this Letter Agreement fail to qualify for exemption under Code Section 409A, such payment or benefit shall be paid or provided in accordance with the requirements of Code Section 409A, including any required delay due to your being a “specified employee”. The Company may amend these terms to the minimum extent necessary to satisfy the applicable provisions of Code Section 409A. The Company cannot guarantee that the payments and/or benefits provided hereunder will satisfy all applicable provisions of Code Section 409A.

Compensation Recovery Policy:	Payment(s) and benefits(s) under this Letter Agreement may be subject to any Compensation Recovery Policy established by the Company and amended from time to time.

Complete Agreement:	This Letter Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements, or representations by or among the parties, written or oral, which deal with the matters set forth herein.

If you agree to these terms, please sign where indicated below.

Sincerely,

Robert Latta

AGREED:

Kenneth A. Vecchione

Dated: